Exhibit 3.2

GLEN BURNIE BANCORP
ARTICLES OF AMENDMENT

     GLEN BURNIE BANCORP (the “Corporation”), a Maryland corporation having its principal office in Anne Arundel County in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Articles of Incorporation of the Corporation are hereby amended by striking out in its entirety ARTICLE SEVEN of the Articles of Incorporation and substituting the following in lieu thereof:

ARTICLE SEVEN: The affirmative vote of the holders of not less than 80% of the outstanding shares of stock of The Corporation entitled to vote shall be required for the approval or authorization with respect to the following:

(a) The consolidation of the Corporation with one or more corporations to form a new consolidated corporation.

(b) The merger of The Corporation with another corporation or the merger of one or more corporations into The Corporation.

(c) The sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of The Corporation, including its good will.

(d) The participation of The Corporation in a share-exchange (as defined in the Corporations and Associations Article of the Annotated Code of Maryland) the stock of which is to be acquired.

(e) The voluntary liquidation, dissolution or winding up of The Corporation.

     SECOND: This amendment of the Corporation’s Articles of Incorporation was duly approved and declared advisable by the Board of Directors of the Corporation at a meeting duly held on September 11, 2003, and approved by the stockholders of the Corporation at a meeting duly held on October 8, 2003.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary, on the 8th day of October, 2003. Each of the undersigned officers of the Corporation acknowledges, under the penalties of perjury, that these Articles of Amendment are the corporate act of the Corporation and that the matters and facts set forth herein with respect to authorization and approval are true in all material respects, to the best of his or her knowledge, information and belief.

ATTEST:	GLEN BURNIE BANCORP

/s/ Dorothy A. Abel	By: /s/ F. William Kuethe, Jr.	(SEAL)

Dorothy A. Abel	F. William Kuethe, Jr.
Secretary	President